Exhibit 10.5

October 28, 2015

Thomas J. Palermo

327 Ascente Commons

San Jose, CA 95125

Re:     Offer Letter and Employment Terms

Dear Tom:

We are excited that you are considering joining the Cardica team. We know your abilities and are confident that you will continue to flourish at and contribute to Cardica, Inc (the “Company”). On behalf of the Company, I am pleased to offer you the position of Chief Operating Officer. Your employment terms and other matters are described below.

As a Chief Operating Officer, your duties will include helping to translate our business priorities into operational tactics to achieve financial and strategic goals. You will have responsibility for and oversee Cardica’s research and development, operations/manufacturing and regulatory affairs. You will work at the Company’s Redwood City offices and report to me.

Your base salary rate of pay will be Twenty Five Thousand Eight Hundred Thirty Four dollars ($25,834.00) per month; less payroll deductions and all required withholdings, which will be paid semi-monthly. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.

You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time and provided by the Company to its employees generally, including health insurance, life insurance/AD&D and long-term/short-term disability insurance, flexible spending account, employee assistance program, 401(k) plan, health club, paid time off, and holidays. Please note that the Company may, from time to time in its discretion, change your benefits, compensation, title, duties, reporting relationship and work location.

In addition to your base pay and benefits, your compensation includes the following components:

Annual Performance Bonus Plan: In the position of Chief Operating Officer, you are eligible to participate in Cardica’s annual performance-based Executive Bonus Plan, which runs concurrently with our fiscal year of July - June. The current target bonus for this position is up to 35% of your annual base salary. This bonus is based in part on the successful accomplishment of overall company objectives. The bonus amount will be subject to standard payroll deductions and all required withholdings, and will be paid at the end of the fiscal year.

Stock Options. Subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you an incentive stock option to purchase 1,630,400 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Stock Incentive Plan (the “Plan”), at an exercise price equal to the fair market value of the common stock, as determined by the Board, at the time of grant. The Option will be subject to the following vesting schedule: 25% of the shares shall vest on the one year anniversary of your hire date, provided you are still employed by the Company as of such date; thereafter, 1/48 of the shares shall vest monthly until either (i) you cease to provide services to the Company for any reason, or (ii) the Option becomes fully vested. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement.

As a condition of employment, you will be required to abide by Company rules and regulations, and to sign and comply with the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Employee Proprietary Agreement”). Further, you agree to devote all of your business time, energy, and skill to the affairs of the Company, and not to accept or engage in outside employment or business activities without the advance written consent of the Board of Directors. You may also be required to from time to time confirm in writing that you have read and understand certain policies, and the Company reserves the right to modify or alter its policies in its discretion.

Notwithstanding the foregoing, you are eligible to participate in Cardica’s “Change in Control Severance Benefit Plan”, attached as Exhibit B.

In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality, and not to violate any lawful agreement that you may have with any third party. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your abilities to perform your duties to the Company, or which otherwise could create a conflict of interest with the Company.

Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time, and with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by you and a duly authorized officer of the Company.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with Exhibit A & Exhibit B, forms the complete statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a duly authorized officer of the Company. This offer is subject to a background check clearance and satisfactory proof of your right to work in the United States, and as required by law, you must provide the necessary documentation within 72 hours after you begin working. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

Please sign and date this letter and the attached Employee Proprietary Agreement, and return it to me by November 2 if you wish to accept this offer of employment at the Company under the terms of this letter. If you accept our offer, we would like you to start on November 16, 2015.

Everyone involved with the enterprise believes that the Company will thrive and grow in the years to come. We look forward to working with you in this unique growth opportunity and in having you join our team. If you have any questions regarding this offer, please call me or Bob Newell at (650) 331-7133

Regards,

/s/ Julian Nikolchev

Julian Nikolchev

President & CEO

Accepted:

/s/ Thomas J. Palermo
Thomas J. Palermo

November 2, 2015
Date Signed

November 16, 2015
Start Date

Attachments:

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Change of Control Severance Plan

CARDICA, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Cardica, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.     Nondisclosure.

1.1.     Recognition of the Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2.     Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know how, designs, drawings, clinical data, test data, formulas, methods, samples, development or experimental work, improvements, discoveries (hereinafter collectively referred to as “Inventions”); (b) plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3.     Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

1.4.     No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Assignment of Inventions.

2.1.     Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, know-how, mask work and other intellectual property rights throughout the world.

2.2.     Prior Inventions. Except as set forth in that certain Technology Transfer Agreement between the Company and me dated _________________________, Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A-1 (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A-1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A-1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined below), product, process or machine without the Company’s prior written consent.

2.3.     Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4.     Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Invention Law, the preceding sentence will not apply.

2.5.     Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.

2.6.     Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7.     Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8.     Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary rights relating to Company Inventions in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.9.     Execution of Documents. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.     Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.     Additional Activities. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with the Company, or would otherwise conflict with my employment by the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment by the Company, I will not induce any employee of the Company to leave the employ of the Company.

5.     No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.     Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.     Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.     Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon: personal delivery to the appropriate address, by overnight courier upon written verification of receipt by telecopy or facsimile upon acknowledgement of receipt, or certified or registered mail, three (3) days after the date of mailing.

9.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.     General Provisions.

10.1.     Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Mateo County, California for any lawsuit filed there against me by the Company arising from or related to this Agreement.

10.2.     Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3.     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

10.4.     Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5.     Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6.     Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: _____________________, 20XX.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A-1 TO THIS AGREEMENT.

Employee	Date

Address:

ACCEPTED AND AGREED TO:

CARDICA, INC., a Delaware Corporation

By
Date

Address:	900 Saginaw Drive Redwood City, CA 94063

EXHIBIT A-1

TO:     CARDICA, INC.

FROM:     _______________________________ [employee name]

DATE:     ______________________, 20__

SUBJECT:     Prior Inventions

1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owed to the following party(ies)

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

A-1-1

Exhibit B

Change in Control Severance Benefit Plan

Introduction.

The Cardica, Inc. Change in Control Severance Benefit Plan (the “Plan”) has been established effective February 11, 2009 (the “Effective Date”), and was amended April 2, 2013. The purpose of the Plan is to provide for severance benefits to certain eligible employees of Cardica, Inc. (the “Company”) whose employment with the Company is involuntarily terminated in connection with a change in the control of the Company. This Plan supersedes any previously established or maintained severance benefit agreement, plan, policy or practice applicable to any of the Company’s eligible employees in connection with a Qualifying Termination, whether formal or informal, written or unwritten. This Plan also supersedes any employment agreement between the Company and an Eligible Employee regarding such individual’s rights to severance benefits in connection with a Qualifying Termination. This Plan document also is the Summary Plan Description for the Plan.

Section 1.     Definitions.

For purposes of the Plan, certain terms are defined as follows:

(a)     “Base Salary” means the Eligible Employee’s annual rate of base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).

(b)     “Board” means the Company’s Board of Directors.

(c)     “Bonus Amount” means (1) the average annual incentive bonus paid to the Eligible Employee in the two most recent full bonus years or (2) if the Eligible Employee has not been employed by the Company during the entirety of the two most recent bonus years, the Eligible Employee’s target annual incentive bonus for the year of termination; provided, however, that if the Eligible Employee is a Vice President-level sales employee, then the Bonus Amount for that Eligible Employee is the greater of (1) the Vice President-level target annual incentive bonus percentage per the Company’s then most current bonus policy, multiplied by the Eligible Employee’s Base Salary, and (2) 100% of the Eligible Employee’s sales commissions earned in the trailing 12-month period.

(d)     “Cause” means any of the following events occurs (as determined in good faith by a majority of the members of the Board who are not the Eligible Employee in question):

the Eligible Employee’s conviction of, or a plea of nolo contendere with respect to, a felony involving moral turpitude;

willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s assigned duties after written notice and a reasonable opportunity to cure (if capable of cure);

any (x) willful engagement in fraud or dishonesty in the Eligible Employee’s performance of duties to the Company or (y) willful misconduct or gross negligence independent of the Company, in each case under clause “y” of this Section 2(d)(3) that has a material adverse impact upon the operations, business, affairs, reputation or valuation of the Company; or

willful noncompliance by the Eligible Employee with any material written policy of the Company or any willful breach of any material written agreement between the Eligible Employee and the Company, in either case, which has a material adverse impact on the operations, business affairs, reputation or valuation of the Company.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

such other transaction or series of transactions as may be determined by the Board in its discretion.

Notwithstanding the foregoing, the term Change in Control shall not include: (A) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the sale of equity securities by the Company in a transaction consummated principal for capital raising purposes in which cash is received by the Company, or indebtedness of the Company converted or cancelled, or any combination thereof, in exchange for such equity securities, or (C) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Director” means an Eligible Employee who is employed at the level of a director.

(g)     “Eligible Employee” means an employee of the Company serving at or above the level of Director (i) who is notified by the Company in a writing in substantially the form attached hereto as Exhibit A (the “Designation Form”) that he or she is eligible for participation in the Plan and (ii) who accepts such designation by signing and returning the Designation Form within the required period. The determination of whether an employee is an Eligible Employee shall be made by the Board, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(h)     “Equity Awards” means all stock options, restricted stock awards, stock appreciation rights, stock unit awards, and other equity incentive awards covering the Company’s common stock that are held by an Eligible Employee and remain outstanding and unvested as of immediately prior to the Qualifying Termination.

(i)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)     “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(k)     “Qualifying Termination” means an involuntary termination without Cause immediately prior to, on, or within eighteen (18) months after, the effective date of the Change in Control, or a Resignation for Good Reason on or within eighteen (18) months after the effective date of the Change in Control, in either case, provided such termination of employment is a “separation from service” for purposes of Treasury Regulation Section 1.409A-1(h).

(l)     “Resignation for Good Reason” means the Eligible Employee resigns from all positions (including membership on the Board) he or she then holds with the Company (or any successor thereto) if and only if:

(1)     one of the following actions has been taken:

(i)     there is a material adverse change in duties or responsibilities of Eligible Employee, including but not limited to demotion from current position; provided, however, that a change in job position (including, without limitation, a change in title) shall not be deemed a “material adverse change” unless Purchaser’s new duties or responsibilities are substantially reduced from the prior duties;

(ii)     there is a material reduction in the Eligible Employee’s annual base salary, except for a reduction of not more than 10% that is applicable to all Eligible Employees;

(iii)     the Eligible Employee is required to relocate his or her primary work location to a facility or location that would increase the Eligible Employee’s one way commute distance by more than fifty (50) miles from the Eligible Employee’s primary work location as of immediately prior to such change;

(iv)      the Company materially breaches its obligations under this Plan or any then-effective written employment agreement with the Eligible Employee; or

(v)     any acquirer, successor or assignee of the Company fails to assume and perform, in all material respects, the obligations of the Company hereunder; and

(2)     the Eligible Employee provides written notice to the Company’s Secretary within the 60-day period immediately following such action that the Eligible Employee believes one of the actions set forth in Section 2(m)(1) has been taken; and

(3)     such action (if possible to remedy) is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(4)     the Eligible Employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

(m)     “Sales Director Bonus Amount” means the greater of (1) the Eligible Employee’s target annual incentive bonus percentage per the Company’s then most current bonus policy, multiplied by the Eligible Employee’s Base Salary, multiplied by 0.33, and (2) 33% of the Eligible Employee’s sales commissions earned in the trailing 12-month period.

Eligibility For Benefits.

General Rules. Subject to the requirements of the Plan, the Company will provide the severance benefits described in Section 4 to Eligible Employees, provided that in order to be eligible to receive severance benefits under the Plan:

an Eligible Employee must remain on the job and satisfactorily provide services to the Company until the Qualifying Termination date.

an Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit B, Exhibit C or Exhibit D, as appropriate, within the time frame set forth therein and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

an Eligible Employee must remain in compliance with his or her continuing obligations to the Company, including obligations under his or her Employee Proprietary Information and Inventions Agreement (such agreement, or any similar agreement, the “Inventions Agreement”).

in addition to any non-solicitation obligations owed by the Eligible Employee to the Company pursuant to the Inventions Agreement, an Eligible Employee must, for the period stated below after Qualifying Termination date, not induce any employee of the Company to leave the employ of the Company.

Eligible Employee’s Position/Level Immediately Prior to Qualifying Termination	Non-Solicitation Period
CEO	18 months
Vice President	12 months
Director	4 months

Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

The employee’s employment terminates other than as a result of a Qualifying Termination (including, but not limited to, a termination for Cause prior to the effective date of a previously scheduled Qualifying Termination, a termination as a result of death or disability, a termination arising as a result of the employee failing to accept an offer of employment from the acquirer/successor entity on terms that do not give rise to a right to a Resignation for Good Reason, or the employee voluntarily terminates employment with the Company other than as a Resignation for Good Reason). Voluntary terminations include, but are not limited to, resignation, retirement, failure to return from a leave of absence on the scheduled date and/or termination in order to accept employment with another entity (including but not limited to any entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company).

The employee has not signed an enforceable Inventions Agreement covering the employee’s period of employment with the Company (and with any predecessor) and does not confirm in writing that he or she is and shall remain subject to the terms of that Inventions Agreement in accordance with its terms.

The employee has otherwise failed to comply with the terms of this Plan.

Section 2.     Type and Amount Of Benefits.

Cash Severance Benefits. An Eligible Employee who suffers a Qualifying Termination will receive the following cash severance benefits (the “Cash Severance”) subject to the terms of the Plan:

CEO and Vice Presidents. The Eligible Employee who is the CEO or a Vice President immediately prior to the event giving rise to the Qualifying Termination shall be entitled to Cash Severance equal to the product of (1) the sum of (i) the Eligible Employee’s Base Salary in effect immediately prior to the event giving rise to the Qualifying Termination and (ii) the Eligible Employee’s Bonus Amount (such sum, the “Cash Amount”) and (2) the “Multiple” set forth in the following table:

Eligible Employee’s Position/Level Immediately Prior to the Qualifying Termination Event	Multiple
CEO	1.5
Vice President	1.0

The Cash Severance will be paid in a lump sum on the first regular payroll pay date following the effective date of the general waiver and release, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.

Directors. Each Eligible Employee who is a Director immediately prior to the event giving rise to the Qualifying Termination shall be entitled to receive Cash Severance equal to four (4) months of the Eligible Employee’s Base Salary in effect immediately prior to the event giving rise to the Qualifying Termination plus, in the case of a Director-level sales employee, the Sales Director Bonus Amount for that Eligible Employee. The Cash Severance will be paid in a lump sum on the first regular payroll pay date following the effective date of the general waiver and release, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs.

COBRA Continuation Coverage. If the Eligible Employee was enrolled in a group health (i.e., medical, dental, or vision) plan sponsored by the Company or an affiliate of the Company immediately prior to the Qualifying Termination, the Eligible Employee may be eligible to continue coverage under such group plan (or to convert to an individual policy) following termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”). The Company (or its designated representative) will notify the Eligible Employee of any such right to continue such coverage at the time of termination. If an Eligible Employee makes a timely election to continue such coverage pursuant to COBRA, the Company shall pay the applicable premiums (or shall provide coverage under any self-funded plan) on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under such plans, including coverage for the Eligible Employee’s eligible dependents, for up to that number of months set forth below following the Eligible Employee’s Qualifying Termination; provided, however, that no such premium payments shall be made (and no coverage shall be provided under any self-funded group health plan) following the date on which the Eligible Employee and his eligible dependents cease (or would cease) to be eligible for continued coverage under COBRA, including but not limited to the date on which the Eligible Employee becomes covered by another group health plan, whether through a subsequent employer or otherwise. The Eligible Employee is required to notify the Company immediately if the Eligible Employee becomes covered by another group health plan, whether through a subsequent employer or otherwise.

Eligible Employee’s Position/Level Immediately Prior to Qualifying Termination	Months of Company-Paid COBRA Coverage
CEO	18
Vice President	12
Director	4

No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of applicable insurance premiums (or waiver of any cost of coverage under any self-funded group health plan) in accordance with the foregoing will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA (or the self-funded plan). Therefore, the period during which an Eligible Employee may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the Company’s obligation to pay applicable insurance premiums in accordance with the foregoing) will be applied in the same manner that such rules would apply in the absence of this Plan. Upon the expiration of the period during which the Company pays an Eligible Employee’s insurance premiums in accordance with the foregoing, the Eligible Employee will be responsible for the entire payment of premiums for continued coverage thereafter. For purposes of this Section 4(b), any applicable insurance premiums that are paid by the Company shall not include any amounts payable by an Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

Equity Vesting Acceleration. All Equity Awards held by the Eligible Employee as of immediately prior to the Qualifying Termination shall become fully vested and, as applicable, exercisable as of the date of the Qualifying Termination.

Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, authorize benefits in an amount in addition to those benefits set forth in this Section 4 to an Eligible Employee. The provision of any such benefits to an Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other employee, even if similarly situated. Receipt of such additional benefits may be subject to a covenant of confidentiality and non-disclosure and to the execution of a release.

Certain Reductions.

The Company shall reduce an Eligible Employee’s severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company in connection with the Eligible Employee’s Qualifying Termination, including but not limited to any payments or benefits that are due pursuant to (i) any other severance plan, policy or practice, or any individually negotiated employment contract or agreement with the Company relating to severance benefits, in each case, as is in effect on the Eligible Employee’s termination date, (ii) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any state or local law of similar effect, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

All payments under the Plan will be subject to applicable withholding for federal, state and local taxes.

If any payment or benefit (including payments and benefits pursuant to this Plan) that an Eligible Employee would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Eligible Employee, which of the following two alternative forms of payment shall be paid to the Eligible Employee: (A) the payment in full of the entire amount of the Payment (a “Full Payment”), or (B) the payment of only a part of the Payment so that the Eligible Employee receives the largest payment possible without the imposition of the Excise Tax (such lesser amount, a “Reduced Payment”). The Company shall pay the Reduced Payment only if (x) payment of the Full Amount would result in the imposition of the Excise Tax, (y) payment of the Reduced Payment would not, and (z) in the case of Eligible Employees who are not Directors, the Reduced Payment is not less than the Full Payment minus an amount of cash not exceeding the product of (I) 0.5 and (II) the Cash Amount.

If the Full Payment is made and is subject to the Excise Tax, the Company shall pay, and the Eligible Employee shall be entitled to receive, an additional payment (a “Gross-Up Payment”) from the Company in an amount equal to (A) the Excise Tax on the Full Payment, (B) any interest or penalties imposed on the Eligible Employee with respect to the Excise Tax on the Full Payment, and (C) an additional amount sufficient to pay the Excise Tax and the federal and state income and employment taxes arising from the payments made by the Company to the Eligible Employee pursuant to (A), (B) and (C) – that is, a gross-up ad infinitim. Except as otherwise provided herein, the Eligible Employee shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.

For purposes of determining whether to make a Full Payment or a Reduced Payment, and for purposes of determining the amount of any Gross-Up Payment, the Eligible Employee shall be deemed to have: (A) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the applicable calendar year, and (B) paid applicable state and local income taxes at the highest rate of taxation for the applicable calendar year, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

If a Reduced Payment is made, the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Eligible Employee shall have no rights to any additional payments and/or benefits constituting the Payment. The reduction in the Payments shall occur from the Cash Severance.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4(e)(4). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee within thirty (30) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or at such other time as reasonably requested by the Company or the Eligible Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Payment (either upon payment of the Full Payment or the Reduced Payment), it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. If the firm determines that an Excise Tax is payable with respect to the Payment and that a Gross-Up Payment is due to the Eligible Employee, the Company shall pay the Gross-Up Payment not later than thirty (30) days after the date on which the Eligible Employee remits the Excise Tax to the appropriate taxing authorities. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.

Other Employee Benefits.

All other payments and benefits (such as life insurance, disability coverage, and 401(k) plan coverage) terminate as of the Eligible Employee’s termination date or such earlier date as may be required under the applicable plan or policy (except to the extent that a conversion privilege (at the Eligible Employee’s expense) may be available thereunder).

Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). In addition, the Eligible Employee must provide the Company with all logins, passwords, and similar information created by the Eligible Employee for the Company Property.

Section 3.     Section 409A.

Notwithstanding any payment schedule to the contrary contained herein, if the Company (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under the Plan (the “Plan Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and an Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the Eligible Employee’s “separation from service” (as defined under Section 409A) or (ii) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 7 and (B) commence paying the balance of the Plan Payments in accordance with the applicable payment schedules set forth in Section 4 above. For the avoidance of doubt, it is intended that the Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Each payment under this Plan is intended to be a separate payment for purposes of Section 409A.

Reemployment.

In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Section 4 have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 4.     Right To Interpret Plan; Amendment and Termination.

Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

Amendment or Termination.

This Plan will have an initial term of two (2) years from the Effective Date, and will renew automatically for successive one (1) year terms thereafter unless notice of termination of the Plan is given by the Board to all Eligible Employees at least one hundred and eighty (180) days in advance of any such renewal date.

The Company reserves the right to amend this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment shall affect the right to any unpaid benefit of any Eligible Employee whose Qualifying Termination date has occurred prior to the amendment of the Plan.

Any purported adverse amendment or termination of this Plan (and the exhibits and appendices hereto) within the time period beginning immediately prior to the effective date of the Change in Control and ending eighteen (18) months and one (1) day after the effective date of the Change in Control will not be effective as to any Eligible Employee who has not consented, in writing, to such amendment or termination.

Any action amending or terminating the Plan shall be in writing and executed by a member of the Board of Directors of the Company (or its duly authorized designee).

Section 5.     No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 6.     Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

Section 7.     Claims, Inquiries And Appeals.

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Cardica, Inc.

Attn: Secretary

900 Saginaw Drive

Redwood City, California 94063

Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

the specific reason or reasons for the denial;

references to the specific Plan provisions upon which the denial is based;

a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Cardica, Inc.

Attn: Secretary

900 Saginaw Drive

Redwood City, California 94063

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

the specific reason or reasons for the denial;

references to the specific Plan provisions upon which the denial is based;

a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 12, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 8.     Basis Of Payments To And From Plan.

The Plan shall be unfunded, and all benefits under the Plan shall be paid only from the general assets of the Company. An Eligible Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, the Eligible Employee might not receive benefits under the Plan.

Section 9.     Other Plan Information.

Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-3287832. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 515.

Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is June 30. The Plan is a welfare benefit plan.

Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Cardica, Inc.

Attn: Secretary

900 Saginaw Drive

Redwood City, California 94063

Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Cardica, Inc.

Attn: Secretary

900 Saginaw Drive

Redwood City, California 94063

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 364-9975. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 10.     Statement Of ERISA Rights.

Participants in this Plan are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have completed the claims and appeals procedure described above and have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

Circular 230 Disclaimer.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). ANY ADVICE IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. ANY ADVICE IN THIS PLAN WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S CHANGE IN CONTROL SEVERANCE PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Section 11.     Execution.

To record the adoption of the Plan as set forth herein, effective as of February 11, 2009, Cardica, Inc. has caused its duly authorized officer to execute the same on February 11, 2009.

Cardica, Inc.

By:

Title:

Exhibit A

DESIGNATION FORM

On ___________ ___, 2009, the Compensation Committee of the Board of Directors of Cardica, Inc. (the “Company”) designated you as an employee eligible for participation in the Company’s Change in Control Severance Benefit Plan (the “Plan”). In order to be eligible to receive payments and benefits under the Plan, you must sign and return this Designation Form to the Company within thirty (30) days of your receipt of this Designation Form and a copy of the Plan. By signing this Designation Form, you acknowledge that you have reviewed the Plan and you understand and agree to all of the terms and conditions thereof. You understand and agree that by accepting the designation as an Eligible Employee (as defined in the Plan), your rights under the Plan supersede and replace any rights you have to severance benefits under any other plan, policy or practice of the Company, or under any written or unwritten agreement with the Company with respect to a termination that constitutes a Qualifying Termination. You further understand that nothing in this Designation Form or the terms of the Plan modifies the at-will nature of your employment with the Company or the Company’s ability to terminate your participation in the Plan as provided in the Plan.

Sincerely,

[Name],
[Title]

Acknowledged and Agreed:

[Name]

Date

A-1

Exhibit B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Cardica, Inc. Change in Control Severance Benefit Plan (the “Plan”).

I understand that this Release Agreement (“Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Cardica, Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby acknowledge and reaffirm my continuing obligations under the Company’s Proprietary Information and Inventions Agreement that I signed in connection with my employment. In addition, I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

Except as otherwise set forth in this Release, in exchange for the benefits I will receive pursuant to the Plan which I am not otherwise entitled to receive, and as required by the Plan, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Plan arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

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I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.

In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

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